Exhibit 11.1

Draft Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated [date], with respect to the balance sheets of Groundfloor Yield, LLC as of [date], and the related statements of operations, changes in member’s (deficit) equity, and cash flows for the year then ended, for both companies, which appears in the accompanying Form 1-A of Groundfloor Yield, LLC. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference under the heading “Experts” appearing therein.

/s/

Atlanta, Georgia

October __, 2020